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                                                                     EXHIBIT (8)
                                                                December 8, 1995
First Union Corporation,
One First Union Center,
Charlotte, North Carolina 28288-0013
Brentwood National Bank,
5110 Maryland Way,
Brentwood, Tennessee 37027
Ladies and Gentlemen:
     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned acquisition of all of the assets and liabilities of Brentwood National Bank, a national banking association organized under the laws of the United States ("Brentwood"), by First Union Corporation of Virginia, a corporation organized under the laws of Virginia and a wholly owned subsidiary of First Union (except for certain Class B shares owned by another subsidiary of First Union) ("FUNC-VA"), and the transfer of those assets and liabilities to First Union National Bank of Tennessee, a national banking association organized under the laws of the United States and a wholly owned subsidiary of FUNC-VA (except for directors' qualifying shares) ("FUNB-TN"), accomplished by means of a merger of Brentwood with and into FUNB-TN (the "Merger"), pursuant to the Agreement and Plan of Acquisition, dated as of the 18th day of July, 1995, by and between and First Union, Brentwood, FUNC-VA and FUNB-TN (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.
     We have assumed with your consent that:
     (a) the Merger will be effected in accordance with the Agreement, and
     (b) the representations contained in the letters of representation from Brentwood and First Union to us dated December 8, 1995 and December 8, 1995, respectively, will be true on the Effective Date.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that;
          (i) no gain or loss will be recognized for federal income tax purposes by Brentwood stockholders upon the exchange in the Merger of shares of Brentwood Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);
          (ii) the basis of FUNC Common Shares received in the Merger by Brentwood stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Brentwood Common Stock surrendered in exchange therefor;
          (iii) the holding period of FUNC Common Shares received in the Merger by a Brentwood stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Brentwood Common Stock surrendered in exchange therefor were held by the Brentwood stockholder, provided such shares of Brentwood Common Stock were held as capital assets;
          (iv) cash received by a holder of Brentwood Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Brentwood Common Stock allocable to the fractional share interest; and
          (v) Brentwood stockholders that dissent from the Merger and receive cash in exchange for their Brentwood Common Stock should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the Brentwood stockholder's basis in the Brentwood Common Stock surrendered therefor. Special rules may apply to dissenting Brentwood stockholders that actually or constructively (pursuant to Section 318 of the Code) own either shares of Brentwood as to which dissenters' rights are not being exercised or shares of First Union. Any amount constituting interest would be taxable as ordinary income.

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     The tax consequences described above may not be applicable to Brentwood stockholders that acquired their Brentwood Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Brentwood Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.
     We hereby consent to the reference to us under the heading "The
Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                         Very truly yours,
                                         SULLIVAN & CROMWELL